Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS FIRST QUARTER 2013 RESULTS

White Plains, NY – April 29, 2013 – Universal American Corp. (NYSE: UAM) announced financial results for the quarter ended March 31, 2013.

Results of First Quarter 2013

We reported net income for the first quarter of 2013 of $14.0 million, or $0.16 per share. These results include the following after-tax items:

•	$1.6 million, or $0.02 per share, of net realized investment gains;
•	$0.3 million, or less than $0.01 per share, of non-recurring tax benefit;
•	$0.1 million, or less than $0.01 per share, of expenses related to the accelerated vesting of options and restricted stock as part of the Part D sale in 2011; and
•	$5.0 million, or $0.06 per share, of ACO costs.

Excluding these items, adjusted net income for the first quarter of 2013 was $17.2 million, or $0.20 per share. Total revenues were $563 million.

Management Comments

Richard A. Barasch, Chairman and CEO commented, “Our Medicare Advantage business performed well in the 1st quarter of 2013. Our benefit ratios, after netting out positive prior period items, remain in line with our expectations and we are seeing the effect of reducing our cost structure.

“Building on our successful Healthy Collaboration® model, we continue to remain excited about the prospects for our new ACO business. These ACO partnerships demonstrate our ongoing commitment to working in collaboration with physicians and the government to improve the quality of care and manage healthcare costs for the benefit of the Medicare program and its beneficiaries.”

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Medicare Advantage

	Three Months Ended March 31,
Financial Performance ($in millions)	2013	2012

Revenue	$430.0	$426.1

Operating Income	$38.6	$33.3

The increase in operating income for the first quarter of 2013 as compared to the first quarter of 2012 was attributable to an improved medical benefit ratio (“MBR”), including the benefit of positive prior period items, and lower administrative expenses.

In the first quarter of 2013, our Medicare Advantage MBR was 80.3% as compared to 81.1% for the same period in 2012. The first quarter of 2013 includes favorable prior period items of $17.8 million, pre-tax, compared to favorable prior period items of $12.6 million, pre-tax, in the first quarter of 2012. Excluding these prior period items, the MBR was 83.5% for the first quarter of 2013.

The administrative expense ratio in the first quarter of 2013 was 11.9% compared to 12.4% in the first quarter of 2012. Current Medicare Advantage membership is approximately 134,000.

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Traditional Insurance

	Three Months Ended March 31,
Financial Performance ($in millions)	2013	2012

Revenue	$61.7	$70.1

Operating Income	$2.3	$4.4

Our Traditional Insurance segment operating income in the first quarter of 2013 declined year-over-year due to a decrease in underwriting and investment income related to the continued decline in business-in-force. Revenue declined in the three month period ended March 31, 2013 due to the continued run-off of our legacy insurance products.

Corporate & Other

	Three Months Ended March 31,
Financial Performance ($in millions)	2013	2012

Revenue	$69.1	$28.7

Operating Loss	$(20.8)	$(11.8)

Our Corporate & Other segment includes start-up and operating costs associated with our ACO business, the operations of APS Healthcare since its acquisition on March 2, 2012, and the operations of our parent holding company, including debt service. The loss for the first quarter of 2013 increased year-over-year due primarily to an increase in our ACO costs and increased operating expenses, including business development and debt service.

Investment Portfolio

Universal American’s $1.2 billion portfolio of cash and invested assets, as of March 31, 2013, had the following characteristics:

•	24% was invested in U.S. Government and agency securities;
•	The average credit quality of the longer term $1.2 billion fixed income portfolio improved to AA-, with 46% invested in securities rated AA or higher; and

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•	Approximately 1% of the portfolio was non-investment grade.

A complete listing of our fixed income investment portfolio as of March 31, 2013 is available for review in the financial supplement located in the Investors - Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of March 31, 2013, Universal American’s Balance Sheet had the following characteristics:

•	Total cash and investments were $1.2 billion and total assets were $2.5 billion;
•	Total policyholder liabilities were $1.2 billion and total liabilities were $1.5 billion;
•	Stockholders’ equity was $1.0 billion and book value per share was $11.60 per diluted common share;
•	Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $7.58;
•	Unregulated cash of $42 million;
•	$128 million of bank debt; and
•	$40 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

The ratio of debt to total capital, excluding the effect of Accumulated Other Comprehensive Income and including Universal American’s mandatorily redeemable preferred shares as debt was 14.4%.

Conference Call

Universal American will host a conference call at 10:00 a.m. Eastern Time on Tuesday, April 30, 2013, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper

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right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately 60 days following the call.

Prior to the conference call, Universal American will make available on its website a first quarter 2013 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the First Quarter 2013 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections, respectively.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals in order to improve the health and well-being of those we serve and reduce healthcare costs. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*           *           *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to

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control or predict with accuracy and some of which we might not even anticipate. We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports. A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following: the impact of the Contract Year 2014 Final Call Letter which will reduce Medicare Advantage payment rates for calendar year 2014 which may make it more difficult to maintain or grow our business; we are subject to extensive government regulation; the CMS sanction that suspended us from marketing to and enrolling new members in our Medicare Advantage plans during the 2011 annual enrollment period had and may continue to have a material adverse effect on the Medicare Advantage business, financial condition and results of operations; the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we may experience membership losses in our Medicare Advantage business; reductions in funding for Medicare programs could materially reduce our profitability; we may invest significant capital and management attention in new business opportunities, including our ACOs and Medicaid opportunities, that may not be successful; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to improve our CMS Star ratings which may cause certain of our plans to be terminated or to receive less bonuses or rebates than our competitors; we may experience higher than expected loss ratios which could materially adversely affect our results of operations; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results and/or impact our ability to participate in government programs such as Medicare and Medicaid; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; failure of the APS Healthcare business to retain existing contracts or enter into new contracts; problems may arise in successfully integrating the APS Healthcare business, including failure to retain senior executives, which may result in Universal American not operating as effectively and efficiently as expected or failing to achieve the expected benefits of the transaction; Universal American may be unable to achieve cost-cutting synergies arising out of the transaction or it may take longer than expected to achieve those synergies;

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the APS Healthcare transaction may involve unexpected costs or unexpected liabilities; a substantial portion of APS Healthcare’s revenues are tied to short-term customer contracts which generally can be terminated without cause. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

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UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
Consolidated Results	2013	2012

Net premiums and policyholder fees	$521.2	$496.7
Net investment income	9.9	11.3
Other income	29.7	16.9
Realized gains	2.5	6.9
Total revenues	563.3	531.8

Policyholder benefits	417.0	402.0
Change in deferred acquisition costs	3.8	1.3
Amortization of present value of future profits	2.3	1.4
Commissions and general expenses, net of allowances	109.3	94.3
Total benefits and expenses	532.4	499.0

Income before equity in losses of unconsolidated subsidiaries	30.9	32.8

Equity in losses of unconsolidated subsidiaries	(8.3)	—

Income before income taxes(1)	22.6	32.8

Provision for income taxes(1)	8.6	13.3

Net income	$14.0	$19.5

Per Share Data (Diluted)
Net income	$0.16	$0.24

Diluted weighted average shares outstanding	87.4	83.1

See following page for explanation of footnote.

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UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
Income (Loss) before Income Taxes by Segment	2013	2012

Medicare Advantage	$38.6	$33.3
Traditional Insurance	2.3	4.4
Corporate & Other	(20.8)	(11.8)
Realized gains	2.5	6.9

Income before income taxes	$22.6	$32.8

Balance Sheet Data	March 31, 2013
Total cash and investments	$1,237.4
Total assets	$2,538.9
Total policyholder related liabilities	$1,158.1
Total reinsurance recoverable (ceded policyholder liabilities)	$659.8
Outstanding bank debt	$128.4
Mandatorily Redeemable Preferred Shares	$40.0
Total stockholders’ equity	$1,031.1
Diluted book value per common share	$11.60
Diluted common shares outstanding at balance sheet date	88.9

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,003.6
Diluted book value per common share (excluding AOCI) * (2)	$11.29
Diluted tangible book value per common share (excluding AOCI) * (3)	$7.58
Debt to total capital ratio (excluding AOCI) * (4)	14.4%

	Three Months Ended March 31,
	2013	2012

Adjusted net income(5)	$17.2	$21.4
Adjusted net income per share (diluted)	$0.20	$0.26

*	Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).
(1)	The effective tax rate from continuing operations was 38.4% for the first quarter of 2013 compared to 40.4% for the first quarter of 2012. The quarter ended March 31, 2013 includes $0.3 million of non-recurring tax benefits. State income taxes and permanent items, including non-deductible executive compensation, non-deductible interest on the mandatorily redeemable preferred shares and, in 2012, transaction costs related to the APS Healthcare acquisition, drove the effective rates in excess of the 35% federal rate.
(2)	Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

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(3)	Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.
(4)	The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus the Mandatorily Redeemable Preferred Shares.
(5)	Adjusted net income is calculated as net income excluding the following items on an after-tax basis: realized gains and losses, non-recurring tax benefits, ACO costs, APS Healthcare transaction costs and pre Part D Transaction stock-based compensation expenses.

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UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	March 31, 2013	December 31, 2012
Total stockholders’ equity	$1,031.1	$1,012.5
Less: Accumulated other comprehensive income	(27.5)	(29.1)

Total stockholders’ equity (excluding AOCI)	$1,003.6	$983.4

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	March 31, 2013	December 31, 2012
Total stockholders’ equity	$1,031.1	$1,012.5
Proceeds from assumed exercises of vested options	—	—
	$1,031.1	$1,012.5
Diluted common shares outstanding	88.9	88.3

Diluted book value per common share	$11.60	$11.47

Total stockholders’ equity (excluding AOCI)	$1,003.6	$983.4
Proceeds from assumed exercises of vested options	—	—
	$1,003.6	$983.4
Diluted common shares outstanding	88.9	88.3

Diluted book value per common share (excluding AOCI)	$11.29	$11.14

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

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Tangible Book Value per Common Share	March 31, 2013	December 31, 2012
Total stockholders’ equity (excluding AOCI)	$1,003.6	$983.4
Less: intangible assets [1]	(330.1)	(334.7)
Proceeds from assumed exercises of vested options	—	—
	$673.5	$648.7
Diluted common shares outstanding	88.9	88.3

Tangible book value per common share	$7.58	$7.35

Universal American uses tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets on a per share basis.

1 Intangible assets at March 31, 2013 include goodwill ($242.2 million), deferred acquisition costs, net of taxes ($64.3 million) and amortizing intangible assets, net of taxes ($23.6 million). Intangible assets at December 31, 2012 include goodwill ($242.9 million), deferred acquisition costs, net of taxes ($66.8 million) and amortizing intangible assets, net of taxes ($25.0 million).

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UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	March 31, 2013	December 31, 2012
Outstanding bank debt	$128.4	$132.0
Mandatorily redeemable preferred shares	40.0	40.0
Total outstanding debt	$168.4	$172.0

Total stockholders’ equity	$1,031.1	$1,012.5
Outstanding bank debt	128.4	132.0
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$1,199.5	$1,184.5

Debt to total capital ratio	14.0%	14.5%
Total stockholders’ equity (excluding AOCI)	$1,003.6	$983.4
Total outstanding bank debt	128.4	132.0
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$1,172.0	$1,155.4

Debt to total capital ratio (excluding AOCI)	14.4%	14.9%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income ($ in millions, except per share amounts)

	Three Months Ended March 31,
	2013	2012

Net income	$14.0	$19.5
Net realized gains, after-tax	(1.6)	(4.5)
Non-recurring tax benefit	(0.3)	—
ACO costs	5.0	2.2
Other non-recurring items, after tax	0.1	4.2
Adjusted net income	$17.2	$21.4

Per share (diluted)
Net income	$0.16	$0.24
Net realized gains, after-tax	(0.02)	(0.05)
Non-recurring tax benefit	—	—
ACO costs	0.06	0.02
Other non-recurring, after tax	—	0.05
Adjusted net income	$0.20	$0.26

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Universal American uses adjusted net income, calculated as net income excluding after-tax net realized investment gains, non-recurring tax benefits, ACO costs, APS Healthcare transaction costs and pre-Part D transaction stock based compensation expenses as a basis for evaluating operating results. Although the excluded items may recur, we believe that these items do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609
Fred Buonocore (212) 836-9607